EXHIBIT 10.4

Joint Venture Agreement
Dated as of March 24, 2010
by and between
BGP Inc., China National Petroleum Corporation,
and
ION Geophysical Corporation

- i -

TABLE OF CONTENTS
(Continued)

- ii -

TABLE OF CONTENTS
(Continued)

- iii -

          THIS JOINT VENTURE AGREEMENT (the “Agreement”), dated as of March 24, 2010, based on the principles of equality and mutual benefit, in accordance with the Law of the PRC on the Sino-foreign Equity Joint Ventures, the Implementing Regulations issued thereunder (collectively the “Joint Venture Regulations”) and other applicable PRC Law, is made by and between:
          (1) BGP Inc., China National Petroleum Corporation (Company Registration Number: 1000001003414(4-1), Legal Representative: Wang Tiejun), a company organized and existing under the laws of the PRC with its registered office at No. 189 Fanyang Xi Road, Zhuozhou City, Baoding, Hebei Province, the PRC (together with its successors and Permitted Transferees, “BGP”); and
          (2) ION Geophysical Corporation, a company organized under the laws of the State of Delaware, the U.S., with its registered office at 2105 CityWest Blvd, Suite 400, Houston, Texas 77042-2839 (together with its successors and Permitted Transferees, “ION”).
          BGP, ION and any other Equityholders are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
          WHEREAS, BGP and ION have entered into a Term Sheet dated October 23, 2009 (the “Transaction Term Sheet”) pursuant to which BGP and ION have agreed to establish INOVA Geophysical Equipment Limited, a limited liability company organized and existing under the laws of the PRC, (the “Company”) as a joint venture;
          WHEREAS, BGP and ION have entered into a Share Purchase Agreement, dated as of March 24, 2010 (the “Share Purchase Agreement”), pursuant to which, BGP agreed to purchase from ION 51% of the Equity Interest in the Company on the Closing Date;
          WHEREAS, pursuant to the Share Purchase Agreement, the Seller has taken, or has caused its Affiliates to take, the actions necessary for the Restructuring and the Purchaser has taken, or caused its Affiliates to take, the actions necessary for the Purchaser Restructuring;
          WHEREAS, as a result of the consummation of the transactions contemplated under the Share Purchase Agreement, which is occurring simultaneously herewith, BGP owns 51% of the Equity Interest in the Company and ION owns 49% of the Equity Interest in the Company; and
          WHEREAS, the Parties have agreed that the Company and related joint venture arrangements shall be established in accordance with the terms and conditions of this Agreement and the Parties shall cause the Company to comply with applicable provisions in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, undertakings and obligations set forth herein and other consideration the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties and the Company hereto agree as follows:
Article I
Definitions
          Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

          “Action” means any civil, criminal or administrative claim, action, suit, proceeding, arbitration, controversy or investigation by or before any Governmental Entity or any other Person acting on behalf of a Governmental Entity, whether brought by a Governmental Entity or any other Person.
          “Acquirer” has the meaning set forth in Section 6.1.
          “Additional Capital Contribution” means a proportional mandatory additional capital contribution by the Parties.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement, neither ION nor BGP shall be considered as an Affiliate of the Company, and the Company shall not be considered as an Affiliate of either ION or BGP.
          “Agreement” has the meaning set forth in the preamble.
          “Annual Operating Plan” means the annual operating budget and plan of the Company based on the then-effective Business Plan.
          “Anti-boycott Laws” has the meaning set forth in Section 7.1.
          “Anti-bribery Laws” has the meaning set forth in Section 7.1.
          “ARAM Rental Business” means the ARAM equipment rental business owned and operated through two wholly-owned subsidiaries of ION: ARAM Rentals Corporation and ARAM Seismic Rentals, Inc.
          “Articles of Association” means the articles of association of the Company as amended from time to time and in force for the time being.
          “Bankruptcy Event” with respect to any Person, shall mean any of the following actions by or with respect to such Person: (a) the commencement by it of a voluntary case or proceeding under any applicable bankruptcy, insolvency, winding-up, reorganization, rehabilitation or other similar Law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable bankruptcy, insolvency, winding-up, reorganization, rehabilitation or other similar Law, or to the commencement of any bankruptcy or insolvency case or proceeding against it, (or an involuntary petition under any such Law is filed against such Person and has not been dismissed in ninety (90) days) or the filing by it of a petition or answer or consent seeking reorganization or relief under any such Law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, planner, plan administrator or other similar official of such Person or of any substantial part of its properties or assets, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by it in furtherance of any such action; or (b) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar Law, or (ii) a decree or order adjudging such Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or composition of or in respect of such Person under such Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, planner, plan administrator or other similar official of such Person or of any substantial part of its properties or assets, or ordering the winding-up or liquidation of its affairs.
          “BGP” has the meaning set forth in the preamble.
          “BGP Directors” has the meaning set forth in Section 3.3(a).

          “Big Four Accounting Firms” means each of KPMG LLP, Deloitte & Touche Tohmatsu, Ernst & Young LLP, PricewaterhouseCoopers LLP and their respective Affiliates or their successors in different geographic regions.
          “Board of Directors” or “Board” means the board of directors of the Company.
          “Business” has the meaning set forth in Section 2.4(a).
          “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in the U.S. or the PRC are required or authorized by Law to close.
          “Business Intellectual Property” has the meaning set forth in the Share Purchase Agreement.
          “Business Plan” means each of the Initial Business Plan and any validly adopted subsequent business plans.
          “Capital Advance” has the meaning set forth in Section 2.9.
          “CEO” means the chief executive officer of the Company.
          “Chairman” has the meaning set forth in Section 3.3(e) hereof.
          “Change of Control” means, the (i) acquisition, directly or indirectly, by a third party or group consisting of third parties of beneficiary ownership in excess of 50% of the voting equity interest of a Party whether in the form of outstanding shares of common stock or otherwise or (ii) consummation of a merger, consolidation, amalgamation or similar business combination between a Party and any other third party, other than a merger, consolidation, amalgamation or similar business combination in which the holders of the voting equity interest of the Party continue to hold immediately following such event in excess of 50% of the voting equity interest.
          “Claim Notice” has the meaning set forth in Section 6.12(b)(i).
          “Closing” has the meaning set forth in the Share Purchase Agreement.
          “Closing Date” has the meaning set forth in the Share Purchase Agreement.
          “Company” has the meaning set forth in the preamble.
          “Competing Business” means a business that competes directly with the businesses that are within the scope of the Business.
          “Confidential Information” means, (a) any information concerning the organization, business, technology, finance, transactions or affairs of any Party or the Company, any Affiliate of such Party or the Company, or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); and (b) any information or materials prepared by a Party or the Company or such Party or the Company’s Representatives that contains or otherwise reflects, or is generated from, Confidential Information.
          “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

          “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person means the possession, directly or indirectly, of the ability or power to direct the management and affairs of such Person, whether through the ownership of equity interests, by contract or otherwise, and such ability shall be deemed to exist when any Person holds a majority of the outstanding equity interests of such Person.
          “Deadlock” has the meaning set forth in Section 8.5(b).
          “Deadlock Notice” means a written notice delivered by ION to BGP and the Company following the occurrence of a Deadlock.
          “Deadlock Sale” has the meaning set forth in Section 8.5(b).
          “Decision Not To Proceed” has the meaning set forth in Section 8.4(c).
          “Defaulted Capital Contribution Amount” has the meaning set forth in Section 2.9.
          “Defaulting Contribution Party” has the meaning set forth in Section 2.9.
          “Director” means a director on the Board of Directors.
          “Dividend and Distribution Policy” means the dividend and distribution policy of the Company providing for the policy with respect to dividends and distributions to Equityholders of earnings and profits, returns of capital or other available profits, initially attached as Annex A, and as further validly amended and replaced from time to time.
          “Drafting Period” has the meaning set forth in Section 8.4(a).
          “Equity Interest” means the equity interest of the Company.
          “Equityholder” means a holder of the Equity Interest of the Company.
          “ECSCP” has the meaning set forth in Section 7.2.
          “Examination and Approval Authority” means the Ministry of Commerce of the PRC and/or its authorized local branch thereof, or any other authority competent to approve the execution, delivery and performance of this Agreement, the annexes attached hereto and the Articles of Association in accordance with applicable PRC Law.
          “Excluded Business” has the meaning set forth in the Share Purchase Agreement.
          “Executive Management” means the executive management of the Company as set forth in the then-effective Business Plan.
          “Export Control Laws” has the meaning set forth in Section 7.1.
          “FCPA” means the U.S. Foreign Corrupt Practices Act, as amended, or any successor statute of similar import (15 U.S.C. §§ 78dd-1, et seq.).
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of the Company.
          “Force Majeure” means acts of God, acts of any Governmental Entity beyond the control of the Party claiming Force Majeure, changes in Law beyond the control of the Party claiming Force

Majeure, riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other similar causes beyond the control of any Party.
          “Fundamental Matter” has the meaning set forth in Section 3.3(f)(v).
          “Governmental Authorization” means any Consent of, with or to any Governmental Entity.
          “Governmental Entity” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, commission or other similar entity (including any branch, department or official thereof). For the avoidance of doubt, the Parties acknowledge and agree that neither BGP nor its Affiliates shall be deemed a “Governmental Entity.”
          “HKIAC” means the Hong Kong International Arbitration Centre.
          “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
          “IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board and endorsed by the European Union.
          “Indemnified Party” has the meaning set forth in Section 6.12(a).
          “Indemnifying Party” has the meaning set forth in Section 6.12(a).
          “Independent Auditor” has the meaning set forth in Section 4.2(d).
          “Initial Business Plan” means the initial five-year business plan for the Company.
          “ION” has the meaning set forth in the preamble.
          “ION Business Field” means ION’s businesses that are outside the scope of the Business.
          “ION Directors” has the meaning set forth in Section 3.3(a).
          “ITAR” means the International Traffic in Arms Regulations, as amended, or any successor statute of similar import (22 C.F.R. § 120 et seq.).
          “Joint Venture Regulations” has the meaning set forth in the preamble.
          “JV Group” means the Company and its Subsidiaries.
          “Law” means any central, national, territorial, foreign, international, multinational, federal, state, provincial, local, municipal, county or other (i) law, statute, code, ordinance, treaty, rule, regulation, order, decree, judgment or ruling of any Governmental Entity or (ii) common laws or rules of law.
          “Liquidation Committee” means a liquidation committee established by the Board when the dissolution of the Company occurs.
          “Losses” has the meaning set forth in Section 6.12(a).
          “Material Adverse Effect”, (a) with respect to the Company, means any event, occurrence, fact, condition, change, development or effect that has been or would be reasonably expected to be materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of such Person, taken as a whole; or (b) with respect to any Party, means any material impairment of the ability of such Person to perform its obligations hereunder.
          “Mitigation Actions” has the meaning set forth in Section 6.12(f).
          “Non-Ordinary Course Related-Party Transaction” means any Related-Party Transaction other than those in the Ordinary Course of Business.
          “Notice Period” has the meaning set forth in Section 6.12(b)(i).
          “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “OFAC Regulations” means any of the economic sanctions of the United States administered by OFAC, including the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598), as amended, or any successor regulations of similar import.
          “Offer” means an offer made by the Offering Party to the Receiving Party or Parties to acquire the Offered Interest.
          “Offer Notice” means a written notice of the Offering Party’s desire to consummate a Transfer.
          “Offer Price” means a cash amount specified by the Offering Party at which price the Offering Party makes an Offer to the Receiving Party or Parties to acquire the Offered Interest.
          “Offered Interest” means the Equity Interest for which the Offering Party makes an Offer to the Receiving Party or Parties to acquire.
          “Offering Party” means any Party that offers a Proposed Transfer of any Equity Interest of the Company pursuant to Section 8.2(b) and Section 8.2(c).
          “Ordinary Course of Business” means the conduct of business in accordance with normal day-to-day customs, practices and procedures and consistent with past practice of the Company or the relevant Party.
          “Party” or “Parties” has the meaning set forth in the preamble.
          “Percentage Interest” means the Parties’ respective percentage of Equity Interest in the Company.
          “Permitted Transfer” means a Transfer permitted under the terms and conditions of Section 8.2.
          “Permitted Transferee” means a transferee of a Permitted Transfer.
          “Person” means any individual, Governmental Entity, corporation, partnership, joint venture, joint stock company, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, unincorporated organization or other enterprise or entity.
          “PRC” means the People’s Republic of China, excluding, solely for the purposes of this Agreement, Hong Kong, Macau and Taiwan.

          “PRC GAAP” means the Generally Accepted Accounting Principles applicable in the PRC.
          “Prime Rate” means the interest rate announced by the People’s Bank of China for one-year term loans.
          “Proposed Transfer” means a bona fide Transfer of any Equity Interest of the Company proposed by an Offering Party.
          “Proposed Transferee” means the proposed transferee for a Proposed Transfer.
          “Receiving Party” means each of the other Parties who receive an Offer from the Offering Party to acquire the Offered Interest.
          “Receiving Party Agreement” means a binding agreement for the Receiving Party or Parties to purchase the Offered Interest from the Offering Party.
          “Related-Party Transaction” has the meaning set forth in Section 4.6(a).
          “Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, officers, general partners, limited partners, financing sources, equity holders, members, managers, employees, agents, consultants, accountants, advisors, including financial advisors, or other representatives.
          “Reserved Matter” has the meaning set forth in Section 3.3(f)(iv).
          “Right of First Refusal” has the meaning set forth in Section 8.4 hereof.
          “RMB” means Renminbi, the lawful currency of the PRC.
          “ROFR Completion” means the conveyance of the Offered Interest.
          “ROFR Completion Regulatory Requirements” means all requirements necessary or advisable under applicable Law in order to effect the ROFR Completion and any applicable requirements with respect to the ROFR Completion (in each case, including submission to a regulatory process that is voluntary if the regulatory process could result in conditions being placed upon or a prohibition on completion of the Proposed Transfer).
          “ROFR Option Period” means twenty (20) Business Days after the Receiving Party or Parties receive the Offer.
          “Sanctioned Country” means any country that is the target of comprehensive country-based sanctions under the OFAC Regulations.
          “Sanctions Target” means a person or entity with whom transactions or dealings would be prohibited for U.S. persons to engage in under any of the OFAC Regulations.
          “Share Purchase Agreement” has the meaning as set forth in the preamble.
          “Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (ii) more than half of the board of directors, or similar governing body, is controlled by such Person, by equity interest or otherwise.

          “Support and Transition Agreements” has the meaning set forth in the Share Purchase Agreement (as such Support and Transition Agreements may be amended from time to time).
          “Target ROFR Completion Date” means a proposed completion date, which shall be no more than six (6) months after the date on which the Offering Party made a Transfer Election.
          “Taxes” means, as to any Person, central, national, territorial, foreign, federal, state, provincial, local, municipal, county or other income, profits, gains, receipts, windfall or excess profits, salaries, severance, interest, property, production, sales, service, value added, consumption, business, use, license, customs, excise, franchise, stamp, documentary, employment, withholding, deduction or similar taxes, together with any interest, additions, surcharges, or penalties with respect thereto and any interest in respect of such additions, surcharges or penalties, and central, national, territorial, foreign, federal, state, provincial, local, municipal, county or other impositions, duties, contributions and levies required by applicable Laws.
          “Term” has the meaning set forth in Section 9.1 hereof.
          “Termination Event” has the meaning set forth in Section 9.2(b) hereof.
          “Third-Party Acquisition Agreement” means, in the event of a Decision Not To Proceed, a binding agreement entered into by the Offering Party to Transfer the Offered Interest to a Third-Party Buyer.
          “Third-Party Buyer” means, in the event of a Decision Not To Proceed, another Person to whom the Offering Party may enter into a Third-Party Acquisition Agreement to Transfer the Offered Interest.
          “Third-Party Claim” has the meaning set forth in Section 6.12(b).
          “Transaction Term Sheet” has the meaning set forth in the preamble.
          “Transfer” means transfer, assign, sublicense, pledge, charge, hypothecate, encumber or otherwise legally or beneficially devolve, part with, dispose of, alienate or otherwise transfer, in each case whether or not for value.
          “Transfer Election” means a Proposed Transfer of any Equity Interest of the Company.
          “Transferred Business Assets” has the meaning set forth in the Share Purchase Agreement.
          “Triggering Event” has the meaning set forth in Section 8.6.
          “US$” means U.S. dollar, the lawful currency of the U.S.
          “U.S.” means the United States of America.
          “U.S. GAAP” means the United States Generally Accepted Accounting Principles.
          “Vice Chairman” has the meaning set forth in Section 3.3(e).
          Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement. Terms not otherwise defined in the text of this Agreement shall have the respective meanings ascribed to them in the Share Purchase Agreement.

          Section 1.3 Other Definitional Provisions. Unless a provision hereof expressly provides otherwise: (a) the term “or” is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (d) the term “including” will be deemed to be followed by ”, but not limited to,”; (e) the masculine, feminine, and neuter genders will each be deemed to include the others; (f) the terms “shall”, “will” and “agree” are mandatory, and the term “may” is permissive; and (g) the term “day” means “calendar day”.
Article II
the Company
          Section 2.1 Name. The initial name of the Company shall be in Chinese and “INOVA Geophysical Equipment Limited” in English. The registered address of the Company shall be Room 612, Sixth Floor, E5-C1 Building, Finance Street, No.20 Guangchang East Road, TEDA, Tianjin, the PRC.
          Section 2.2 Limited Liability. The Company shall be a limited liability company. The liability of each Party with respect to the Company shall be limited to the Equity Interest in the Company. None of the Parties shall have any liability to any third party in respect of the debts or obligations of the Company by virtue of its ownership of the Equity Interest in the Company.
          Section 2.3 Principles and Goals. The principles and goals of the Company shall be: (a) to strengthen economic cooperation among the Parties; (b) to improve the management of the Company; and (c) to maximize its value and economic profits for its Equityholders.
          Section 2.4 Business Scope.
               (a) Subject to the approval of the Examination and Approval Authority, the scope of the Company shall be the business of designing, developing, engineering, manufacturing, research and development, distribution, sales and marketing and field support of land-based equipment used in seismic data acquisition for the energy and petroleum industry, including any and all existing products and technologies comprising ION’s Scorpion®, Aries®, FireFly®, Pelton™, vibroseis, eVib, Connex™ and land VectorSeis® product lines and businesses and any research and development of, improvements of and new products by the Company based on any of the forgoing products including the ARAM Rental Business, but excluding any Excluded Business (collectively, the “Business”). Subject to the approval of the Examination and Approval Authority, the Parties agree that the Company itself may conduct the Business or may be engaged solely in the business of holding investments in its Subsidiaries, which Subsidiaries may engage in the Business.
               (b) The scope of the Business may be revised by mutual agreement of the Parties subject to the approval of the Examination and Approval Authority.
          Section 2.5 Total Investment. The total investment amount of the Company shall be US$293.1 million.
          Section 2.6 Registered Capital.
               (a) The registered capital of the Company shall be US$280.1 million. As of the date of this Agreement, ION has made contributions in cash of an amount of US$1,607,262 and in shares of US$278,492,738 to the registered capital of the Company free from any mortgage, encumbrance and/or any third party rights.

               (b) As of the date of this Agreement, ION has agreed to transfer and BGP has agreed to purchase from ION, for cash and 49% equity interest in the Purchaser Holdco, 51% (fifty-one percent) of the Equity Interest in the Company, subject to the approval of the Examination and Approval Authority. Following such transfer, each of BGP and ION shall transfer their respective proportional equity interest in the Purchaser Holdco to the registered capital of the Company.
          Section 2.7 Equity Interest of the Parties. Effective as of the Closing Date, the Parties’ respective percentage of Equity Interest in the Company (the “Percentage Interest”) shall be as follows:
               (a) BGP shall own 51% (fifty-one percent) of the Equity Interest in the Company; and
               (b) ION shall own 49% (forty-nine percent) of the Equity Interest in the Company.
          Section 2.8 Investment Certificates. The Company shall request that an accountant registered in the PRC verify each Party’s total contributions and issue a final certificate of verification. Upon receipt of such certificate of verification from the accountant, the Company shall promptly issue an investment certificate to each Party setting forth the aggregate amount of such Party’s contributions.
          Section 2.9 Additional Capital Contributions. From time to time, the Board of Directors may determine that the Company shall require additional equity to fund the then-effective Business Plan. In such event, subject to the approval of the Examination and Approval Authority, the Board shall have the right to require the Parties to make an Additional Capital Contribution. If any Party fails to make all or any of its portion of an Additional Capital Contribution in full within thirty (30) days of the Board’s determination (such Party, the “Defaulting Contribution Party” and such amount of Additional Capital Contribution not made, the “Defaulted Capital Contribution Amount”), subject to the approval of the Examination and Approval Authority, the Percentage Interest representing the Equity Interest of the Company shall be adjusted and determined with respect to the then fair market value of the Company as agreed to by the Parties or as determined by a mutually acceptable, reputable international independent valuation firm retained by the Company, and then the other Party shall have the right to make the Defaulted Capital Contribution Amount instead of the Defaulting Contribution Party (and the Defaulting Contribution Party shall be deemed to have waived any rights it may have to make such Defaulted Capital Contribution Amount).
Article III
corporate governance of the Company
          Section 3.1 Articles of Association. The Parties hereby acknowledge and agree that the Parties shall take all necessary corporate actions to adopt or amend the Articles of Association, and that the Articles of Association shall contain provisions to the effect of Section 3.2 through Section 3.6 below.
          Section 3.2 Governance Structure.
               (a) The Equityholders shall appoint Directors in accordance with Section 3.3 and appoint Supervisors in accordance with Section 3.5.
               (b) Except as required by applicable PRC Law or otherwise expressly set forth in this Agreement or the Articles of Association, the Board shall be responsible for approving all matters related to the Company, including the appointment of the Executive Management. Subject to applicable PRC Law, all decisions and actions that may be legally taken by the Board shall be within the Board’s sole jurisdiction.

               (c) The Executive Management shall be established pursuant to Section 3.6. The Board may pursuant to one or more resolutions delegate its powers with respect to the management and operation of the Company to the Executive Management. The Executive Management shall report to the Board and be responsible for the day-to-day operations of the Company as set forth in Section 3.6.
          Section 3.3 Board of Directors.
               (a) Composition. The Board shall consist of seven (7) Directors (including the Chairman and Vice Chairman, as defined below), of which:
     (i) Four (4) Directors shall be appointed by BGP (the “BGP Directors”); and
     (ii) Three (3) Directors shall be appointed by ION (the “ION Directors”).
          The number of BGP Directors and ION Directors shall be equitably adjusted following changes in their Percentage Interest.
               (b) Term, Removal and Replacement.
     (i) The term of office of each Director shall be three (3) years, renewable upon reappointment by the appointing Party.
     (ii) Each appointing Party shall have the right, at any time, to remove with or without cause and replace any Director appointed by it before the expiration of his or her term.
     (iii) If a Director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a Director, the Party that appoints such Director shall, as soon as practical, appoint a new Director to serve for the remainder of the term of office of such former Director; provided that (A) in the case of the removal of a Director, the relevant appointing Party shall appoint a replacement Director effective as of the date of such removal and (B) in all other cases, the appointing Party shall appoint the replacement Director within five (5) Business Days (or as soon as practical under the circumstances) after the date on which the relevant Director ceases to be a Director.
               (c) Directors’ Access. Each Director shall be entitled to examine the books and accounts of, and have free access, during normal business hours, to any and all properties and facilities of, the Company and its Subsidiaries. The Company shall provide such information relating to its business and financial position or those of any of its Subsidiaries as any Director may reasonably request.
               (d) No Personal Liability; Indemnification; Insurance.
     (i) Unless otherwise required by applicable PRC Law, no Director shall be personally liable to the Company for monetary damages for any breach of fiduciary or other duties as a Director.
     (ii) Each Person who was or is made a party to or otherwise involved in any Action by reason of the fact that such Person is or was a Director, whether the basis of such Action is alleged action in an official capacity as a Director or any other capacity while serving as Director, shall, to the fullest extent permitted by applicable PRC Law, be indemnified by the Company and held harmless against all expense, cost, liability and loss (including reasonable attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, court costs, and any other expense, cost or liability of any nature or kind) incurred or suffered by such Person, and the Company shall maintain insurance, at its expense, to protect each Director against such expense, cost, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, cost, liability or loss under applicable PRC Law.
               (e) Chairman. The Board shall have one (1) chairman (the “Chairman”) who shall be appointed by BGP; and one (1) vice chairman (the “Vice Chairman”), who shall be appointed by ION. BGP and ION shall provide details of their respective initial appointees to the Company at the signing of this Agreement. The Chairman shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, the Vice Chairman or another Director authorized by the Chairman shall represent the Company.
               (f) Meetings of the Board of Directors.
     (i) Frequency. Regular meetings of the Board of Directors shall take place as frequently as required to operate the business in an efficient manner but in any case shall take place not less than one (1) time per quarter, as convened by the Chairman or in his absence or failure to perform his duties, by the Vice Chairman or by the Director so designated by the Chairman. At each regular quarterly meeting, the Board shall determine when the next quarterly meeting shall be convened.
     (ii) Quorum. All meetings of the Board of Directors shall require a quorum of two thirds (2/3) of the Directors, which shall be five (5) based on the current number of Directors. If such a quorum is not present within one (1) hour from the time appointed for the Board meeting, the Directors present shall adjourn the meeting and promptly give notice of when the next Board meeting will be reconvened. In the event a quorum is not present for two (2) consecutive times upon due notice, any action or resolution of the Board shall be validly adopted so long as four (4) Directors are present with their unanimous affirmative vote, except in the case of Board meetings held for the purpose of approving resolutions in respect of Reserved Matters as described in subsection (iv) or a Fundamental Matter as described in subsection (v) below.
     (iii) Notice and Video-Conference Availability. Not less than ten (10) Business Days’ prior written notice should be made to all the Directors for a Board meeting, which notice period may be reduced or waived with the written consent of all the Directors. The notice shall be written in both English and Chinese and shall specify the date, time, venue, agenda, and business to be discussed and shall include copies of accompanying materials for such meeting. The notice shall be transmitted by registered post, facsimile or e-mail to the addresses or numbers of the Directors as they may provide to the Company from time to time. At the request of any Director given at least two (2) Business Days in advance of the meeting date, the Company shall provide video-conferencing for the conduct of such meeting.
     (iv) Voting. At any Board meeting, each Director has one (1) vote. Any Director may, by written notice to the Company, authorize another Director as his or her representative to attend and vote by proxy for such Director at any Board meeting. The minutes of the Board, any resolutions adopted by the Board and information provided to the Board shall be in both Chinese and English and copies shall be circulated to all Directors.
          Unless as otherwise provided herein, the adoption of any resolution of the Board of Directors shall require the affirmative vote of a simple majority of the Directors present at a duly constituted Board meeting; provided that the adoption of any resolution in respect of the matters set forth herein below (each, a “Reserved Matter”) shall require the approval of at least five (5) Directors:
     (1) conducting any material business that is not within the scope of the Business, subject to further approval of the Examination and Approval Authority;

     (2) any change of the financial reporting standard or the Independent Auditor of the Company;
     (3) material changes to the Initial Business Plan;
     (4) approving or amending the Dividend and Distribution Policy;
     (5) approving or changing the Company’s policies and practices applicable to Related-Party Transactions or approving any Non-Ordinary Course Related-Party Transaction, unless it has been previously approved in accordance with this Agreement;
     (6) the admission of any new Equityholder of the Company resulting from issuances of new Equity Interest of the Company (except for the issuance of new Equity Interest to Affiliates of BGP or ION pursuant to the terms of this Agreement); and
     (7) any action that would increase the indebtedness of the Company beyond that contemplated within the then-effective Business Plan or such other amount as may be approved by the Board in compliance with the voting requirements of this subsection.
     (v) Unanimous Voting. Any action taken or resolution passed by the Board of Directors in respect of any of the following matters (each, a “Fundamental Matter”) shall require the affirmative vote of all the then current Directors present at a duly constituted Board meeting:
     (1) amending or waiving any terms of the Articles of Association or other organizational documents of the Company (other than mere technical amendments having no effect on the rights or obligations of Equityholders);
     (2) termination, dissolution, winding up or liquidating or adopting a plan to effect the dissolution of the Company;
     (3) any increase or decrease of the Company’s registered capital;
     (4) a sale of all or substantially all assets of the Company;
     (5) a change in the size or function of the Board; and
     (6) mergers, statutory share exchanges, amalgamations, consolidations or separation of the Company.
     (vi) Action by Written Resolution. Any action that may be taken by the Directors at a duly convened Board meeting may be taken by a written resolution in lieu of meeting of the Board; provided that, such written resolution is circulated to all Directors and signed by the simple majority of the Directors, except in the case of a Fundamental Matter, which consent must be signed by all of the Directors, or Reserved Matter, which consent must be signed by at least five (5) Directors, at least ten (10) Business Days prior to the adoption of such resolution, subject to any bona fide exigent circumstances that demand more prompt action.
          Section 3.4 Board Committees. The Board may establish board committees such as audit committee, nomination and governance committee, compensation committee, etc. and may delegate certain responsibilities to such committees; provided that any such committees shall have at least one ION Director and one BGP Director; and provided further that the Board shall not delegate to any committee the responsibility or authority to make a decision relating to any Reserved Matter or Fundamental Matter.
          Section 3.5 Supervisors.

               (a) The Company shall have two (2) Supervisors, of whom one (1) shall be appointed by BGP and one (1) shall be appointed by ION. Each Party shall notify in writing to the other Party the details of its appointee.
               (b) Each Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party originally appointing that Supervisor. A Supervisor shall serve and may be removed at the discretion of the Party which appointed that Supervisor. If the office of a Supervisor is vacated by the retirement, resignation, illness, disability or death or by removal, the Party having originally appointed such Supervisor shall appoint a successor to serve out such Supervisor’s remaining term.
               (c) No Director or member of the Executive Management may concurrently serve as a Supervisor.
               (d) To supervise the management of the Company, the Supervisors may take the following actions:
     (i) inspect accounting records, vouchers, books and statements of the Company;
     (ii) supervise the duty-related acts of the Directors and Executive Management, put forward proposals for the removal of any Director or members of the Executive Management who violates applicable Law;
     (iii) request the Directors and members of the Executive Management to rectify any conduct which is prejudicial to the interests of the Company;
     (iv) attend meetings of the Board and to make queries or suggestions regarding matters to be resolved by the Board;
     (v) conduct investigation in respect of any abnormal operations relating to the Company or its business; and
     (vi) initiate actions against Directors or members of the Executive Management according to PRC Company Law.
               (e) Each Supervisor shall serve in such capacity without any remuneration, but all reasonable costs incurred by the Supervisors in the performance of their duties as Supervisor of the Company shall be borne by the Company.
          Section 3.6 Executive Management.
               (a) The Executive Management of the Company shall be set forth in the then-effective Business Plan, including one (1) General Manager as the CEO and several Deputy General Managers. Unless otherwise required by the Board, all the members of the Executive Management (other than the CEO) shall be under the leadership of, and report to, the CEO.
               (b) The Parties agree that members of the Executive Management of the Company shall be appointed by the Board for such terms as it desires. The Board may appoint additional members of Executive Management in its discretion. Each member of the Executive Management shall be removed or replaced by the Board of Directors, but any such removal or replacement shall not affect any contractual rights that any such member may have with respect to such member’s employment.

               (c) In recognition of the importance of management continuity and stability to the Company, the Board shall give considerable weight to maintaining the appointment of the members of the Executive Management to retain talent for the long-term.
               (d) The Executive Management shall be responsible for the day-to-day operations of the Company, including:
     (i) Executing the then-effective Business Plan, including marketing, development and pricing strategies;
     (ii) Providing monthly management reports on key commercial, financial, technological and/or marketing developments and such other reports as the Board may request; and
     (iii) Such other matters as may be appropriate or as may be requested or delegated by the Board.
Article IV
operational matters
          Section 4.1 Business Plan and Annual Operating Plan.
               (a) BGP and ION shall present the Initial Business Plan to the Board and procure their respective representatives on the Board to vote for the approval and adoption of the Initial Business Plan.
               (b) Subsequent five-year Business Plans for the Company will be prepared by the Executive Management for approval by the Board.
               (c) The Parties shall not cause the Company or any of its Subsidiaries to operate outside the parameters set forth in the then-effective Business Plan.
               (d) The Executive Management shall prepare an Annual Operating Plan for each Fiscal Year for approval by the Board.
          Section 4.2 Financial, Accounting and Auditing System.
               (a) System. The financial and accounting system of the Company shall be in accordance with the provisions of relevant officially published PRC Law and PRC GAAP. To the extent required by applicable Law, the financial and accounting system of the Company and changes thereto shall be filed with the relevant Governmental Entities.
               (b) Financial Statements. The Company shall prepare and maintain their accounts and financial statements in Chinese and English, and maintain internal controls, in accordance with, and otherwise comply with the applicable provisions of U.S. GAAP and Regulation S-X promulgated by the U.S. Securities and Exchange Commission, and until the end of the year ending December 31, 2013, shall produce financial statements in accordance with both U.S. GAAP (and Regulation S-X, if it is then so required) and IFRS, after which the Company shall only be required to produce financial statements in accordance with IFRS, unless otherwise agreed to by the Parties.
               (c) Reporting Currency. The Company shall adopt RMB as its reporting currency, but may also adopt US$ as an additional bookkeeping currency. Any currency conversion or transaction necessary for the preparation of the Company’s books and accounts, contributions to the registered capital, distribution of profits and other purposes, shall be translated into the reporting currency based on the official foreign exchange rate announced by the People’s Bank of China on the transaction date or contribution date.
               (d) Independent Auditor. The Company shall have its accounts audited annually by one of the Big Four Accounting Firms, registered in the PRC (the “Independent Auditor”). The Independent Auditor shall be determined, removed and replaced by the Board of Directors. The Company shall submit the annual financial statements and the annual audit report of the Company to the finance and taxation authorities and to such other Governmental Entities as may be required under applicable PRC Law.
               (e) Fiscal Year. The Fiscal Year of the Company shall begin on January 1 and end on December 31 of each year.
               (f) Records. All accounting vouchers, receipts, statements and account books of the Company or its Subsidiaries shall be maintained at the Company’s or its Subsidiaries’ legal addresses and shall be written in their respective local language(s).
          Section 4.3 Taxes. The Company shall pay Taxes in accordance with applicable Law.
          Section 4.4 Foreign Exchange Management. The Company’s foreign exchange transactions shall be handled in accordance with applicable PRC Law relating to foreign exchange control. The Company will seek to maintain a balance in its foreign exchange receipts and expenditures through its normal business operations and will obtain foreign currency through other methods permitted by Law.
          Section 4.5 Distribution.
               (a) Profits and losses of the Company (for financial, accounting and tax purposes) shall be attributable to each Party pro rata in proportion to its Percentage Interest.
               (b) Distributions to the Parties shall be made to each Party on a pro rata basis in proportion to its Percentage Interest and shall be made by the Company to the Parties when and as declared by the Board.
               (c) The Company may not distribute profits until the losses of the previous Fiscal Years have been made up.
               (d) The Company shall make distributions in accordance with the Dividend and Distribution Policy. The initial Dividend and Distribution Policy is attached herein in Annex A and such initial Dividend and Distribution Policy may only be modified by the Board as provided for in Section 3.3(f)(iv)(4).
          Section 4.6 Related Party Transactions.
               (a) General Policy. Neither the Company nor any of its Subsidiaries shall engage in any transaction with either of BGP or ION or any of its Affiliates (each, a “Related-Party Transaction”), unless the Company or its Subsidiary, as applicable, receives terms (including potential customary volume discounts) no less favorable to the Company than those that would have prevailed in a transaction with an independent third party in an arm’s-length transaction under similar circumstances and market positions, provided that in all transactions the Company or its Subsidiary, as applicable, shall be obligated to provide to BGP or ION, as applicable, terms that are at least as favorable as those provided to independent third parties including with respect to quality, payment terms, price and delivery terms. The forgoing policy and practice with respect to Related-Party Transactions may only be modified as a Reserved Matter pursuant to Section 3.3(f)(iv).

               (b) Ordinary Course Related-Party Transactions. Related-Party Transactions that are in the Ordinary Course of Business, including the purchase of products or services by BGP from the Company and the supply of products or services by ION to the Company, shall be approved by the Board or the Executive Management (if so delegated by the Board) consistent with its policies and practices with respect to Related-Party Transactions, including those set forth in Section 4.6(a) above.
               (c) Non-Ordinary Course Related-Party Transactions. All Non-Ordinary Course Related-Party Transactions shall be approved by the Board in the manner required by Section 3.3(f)(iv)(5), unless such Related-Party Transaction has previously been approved. The following Related-Party Transactions shall be deemed to have been validly approved by the Board and on arm’s-length terms:
     (i) licenses of certain intellectual property by ION and BGP to the Company and by the Company to the Parties as stipulated in the Purchaser Intellectual Property Agreement and the Seller Intellectual Property Agreement;
     (ii) collaboration agreement among the Company, BGP and ION as stipulated in the Joint Venture Collaboration Agreement;
     (iii) support and transition agreements, including secondment arrangements of employees, with respect to other support functions to be provided by ION or BGP to the Company, as stipulated in the Support and Transition Agreements.
               (d) Each quarter, a written summary of all material Related-Party Transactions and purchases by each Party from the Company performed during the preceding quarter, including a description of the pricing, payment and other principal terms of such transactions, shall be provided to the Board.
               (e) If a Party or its Affiliate offers terms and conditions (including as to quality and reliability) to the Company that are at least as favorable to the Company as terms and conditions that are or would be offered by an independent third party, the Company and the Board shall give preference to dealing with such Party or its Affiliate.
          Section 4.7 Labor and Trade Union.
               (a) Labor Contracts. Such matters as the employment, transfer, dismissal, resignation, wages, welfare benefits, labor insurance, labor protection and labor discipline of the staff and workers of the Company shall be determined by the Board and handled in accordance with applicable PRC Law. The Company may enter into individual labor contracts with each of its employees, including members of the Executive Management and other key employees, as the Board may determine to be appropriate.
               (b) Trade Union. For so long as required by applicable PRC Law, the staff and workers of the Company shall have the right to establish a trade union organization and conduct trade union activities in accordance with applicable PRC Law.
          Section 4.8 Insurance. The Company shall carry insurance with insurers of recognized financial responsibility in such amounts and covering such risks as are adequate for the conduct of the Business and the value of its properties and as is customary for companies in the land seismic equipment industry in similar markets.
          Section 4.9 Branding. The Company shall have ownership of and right to use all brands and trade names of the existing products of the Parties contributed to the Company and such rights shall be provided for in the Purchaser Intellectual Property Agreement and the Seller Intellectual Property

Agreement. The Company shall determine the brands and trade names of its new products and product lines developed and operated by the Business.
Article V
Representations and warranties
          Each Party represents and warrants to each other Party, with respect to itself, as follows:
          Section 5.1 Legal and Corporate Status. Such Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or establishment.
          Section 5.2 Power and Authority; Authorization; Enforceability. Such Party has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. When executed and delivered by all other Parties hereto, this Agreement, constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.
          Section 5.3 No Conflicts. The execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of its organizational or governance documents; (ii) in any material respect, conflict with or violate any Law applicable to it or any of its material assets or properties; or (iii) in any material respect, conflict with, or result in a violation or breach of or constitute a default under, any material contract to which it is a party or by which its assets, rights and properties are bound.
          Section 5.4 Consents. Except for the approval from the National Development and Reform Commission of the PRC, the approval from the Ministry of Commerce of the PRC, the clearance from the Committee on Foreign Investment in the United States and the approval from the Examination and Approval Authority, no Governmental Authorization is required to be obtained or made by such Party in connection with the execution and delivery of this Agreement, its performance of the obligations hereunder, other than those (i) previously obtained or (ii) that would not be reasonably expected to have or result in a Material Adverse Effect on the Company.
          Section 5.5 No Regulatory Investigation. No regulatory investigation or other legal proceeding (other than those arising from the transactions contemplated under this Agreement) against any Party shall have been initiated or threatened against such Party.
Article VI
Covenants
          Section 6.1 Non-Compete.
          Each Party agrees that during the Term of the Company, it and its Subsidiaries shall not compete anywhere in the world directly in the businesses that are within the scope of the Business other than any Excluded Business (provided that, with respect to the Excluded Business consisting of respective minority owned businesses Colibrys, Xi’an Sercel Petroleum Exploration Instrument Co. Ltd. and Hebei Serceljunfeng Geophysical Prospecting Equipment Co., Ltd, each such Excluded Business shall be excluded only so long as such interest held by the respective Party does not constitute Control of such minority owned business (it being further understood that BGP is in the process of divesting its Controlling interest in Xi’an Sercel Petroleum Exploration Instrument Co. Ltd.)). In the event a Party (the “Acquirer”) acquires, incidentally as part of a larger transaction, a Competing Business, the Acquirer shall undertake to dispose of such Competing Business within a reasonable period of time. Subject to the foregoing, the

Parties acknowledge and agree that each Party shall be permitted to conduct its businesses in the ordinary course with competitors of the Company and that any Party may conduct businesses with competitors of the other Parties.
          Each Party agrees that in furtherance of the Company, the Parties shall cooperate on such matters outside the scope of the Business from time to time as may be agreed between the Parties.
          Section 6.2 Compliance with U.S. Export Control Laws. To the extent necessary for the JV Group’s compliance with Export Control Laws and the OFAC Regulations, each Party shall and shall cause their respective Affiliates to comply with the Export Controls and Sanctions Compliance Plan, a form of which is set forth in Annex B, as may be modified from time to time by the Board.
          Section 6.3 Notice of Changes. Each Party shall, and shall cause the Company to, promptly notify the other Parties, in writing, (i) with respect to itself, of: (a) any breach of any covenant or obligation under this Agreement; (b) any Material Adverse Effect; (c) any Bankruptcy Event; or (ii) any change, event, circumstance, condition or effect which could reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 6.4 Financial Records, Information and Inspection Rights.
               (a) Financial Records. The Company shall keep full, complete and accurate books of account, record and information with respect to its affairs and the same shall be maintained at the principal office of the Company. Entries shall be made in such books of account and records of all such matters, transactions and things as are usually written and entered in books of account and records kept by Persons engaged in businesses similar to the business of the Company or required by applicable Law.
               (b) Delivery of Documents.
     (i) Annual Financial Statements. The Company shall deliver to the Parties within forty-five (45) days after the end of each Fiscal Year of the Company beginning with 2010, a consolidated statement of operations and a consolidated statement of cash flows for such Fiscal Year and a consolidated balance sheet as of the end of such Fiscal Year, audited and certified by the Independent Auditor.
     (ii) Quarterly Financial Statements. The Company shall deliver to the Parties within twenty-five (25) days after the end of each Fiscal Quarter of the Company beginning with the second Fiscal Quarter after the Closing, a consolidated unaudited statement of operations and a consolidated unaudited statement of cash flows for such Fiscal Quarter and a consolidated unaudited balance sheet as of the end of such Fiscal Quarter, and a management report including a comparison of the financial results of such Fiscal Quarter with the corresponding quarterly budget.
     (iii) Other Information. The Company shall make available the following documents promptly upon their becoming available and upon the request of any Party hereto, copies of (i) all regular and periodic reports and all registrations and filings of the Company with any Governmental Entity, (ii) all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company and (iii) such other material information and data with respect to the Company.
               (c) Inspection. The Company shall permit each Party to visit and inspect and audit, at its respective expense, during normal business hours following reasonable notice by such Party to the Company and only in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, any of the properties of the Company and its Subsidiaries, examine the books of account and records of the Company and its Subsidiaries, and discuss the affairs, finances and accounts of the Company and its

Subsidiaries with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies; provided that such Party agrees to keep confidential any information so obtained; provided, further, that such Party may be excluded from access to any material, records or other information if making such disclosure is restricted pursuant to a bona fide agreement with a third party or if such disclosure would violate the attorney-client privilege or would violate Export Control Laws or OFAC Regulations.
          Section 6.5 Cooperation with the Parties.
               (a) The Company shall keep the Parties informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, so that the Parties will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with the Parties and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by any Party, making a public announcement of such matters).
               (b) The Company and the Parties shall use their reasonable efforts to co-operate with each other in order for each Party to be able to prepare their respective financial statements.
          Section 6.6 Service Arrangement.
               (a) Each Party shall provide the Company with certain services following the Closing pursuant to the Support and Transition Agreements.
               (b) Each Equityholder shall and shall cause its Affiliates to render additional technical assistance and support services requested by the Company to the Company on an arms-length basis, on mutually acceptable terms and conditions but not less favorable to the Company than those provided by other Persons for identical or similar technical assistance and support services and in accordance with the Company’s policy and practice with respect to Related-Party Transactions; provided that, such Equityholder or its Affiliates determines in good faith that it has the capability and capacity to provide such services.
          Section 6.7 Intellectual Property Arrangement. According to the Purchaser Group Intellectual Property Agreement and the Seller Group Intellectual Property Agreement, the Company shall acquire ownership of any intellectual property developed by it or its Subsidiaries after the Closing in the course of its business, including any improvements it makes to any intellectual property licensed from any Party, as described in the Intellectual Property Agreement. Each of ION and BGP shall grant an irrevocable, perpetual, royalty-free license to the Company (for use solely in the Business) for all ION Derivative Works (as defined in the Seller Group Intellectual Property Agreement) or BGP Derivative Works (as defined in the Purchaser Group Intellectual Property Agreement), respectively. The Company shall (i) grant an irrevocable, perpetual, royalty-free license to ION (for use solely in the ION Business Field) to the Transferred Owned Intellectual Property, the Transferred Licensed Intellectual Property and the Newco Derivative Works (as each term is defined in the Seller Group Intellectual Property Agreement) and (ii) when requested by BGP, grant an irrevocable, perpetual, royalty-free license to BGP (for use solely in the BGP Business Field) to the Transferred Owned Intellectual Property, the Transferred Licensed Intellectual Property (if any) and the Newco Derivative Works (as each term is defined the Purchaser Group Intellectual Property Agreement). In the event of any discrepancy between this Section 6.7 and the Purchaser Group Intellectual Property Agreement or the Seller Group Intellectual Property Agreement, the Purchaser Group Intellectual Property Agreement and the Seller Group Intellectual Property Agreement shall prevail.

          Section 6.8 Employee Related Matters.
               (a) The Parties shall endeavor to maintain the stability and continuity of the Company’s employees to ensure the smooth operation of the Business.
               (b) Unless otherwise agreed by the Parties, new employees of the Company shall be employed by the Company, as the Board may determine to be appropriate. At the request of the Company, the Parties shall provide additional available human resources support functions, including, if necessary, available and permissible under applicable benefits plans, secondment arrangements and/or benefits and insurance, for such employees. If any Party provides such services, the Company shall reimburse such Party all costs it incurs as a result of such services.
               (c) Without the Board’s prior approval, from the Closing until the fifth (5th) anniversary of the Closing, no Party may directly or indirectly (i) solicit or accept the employment of any current or former employees of the Company or its Subsidiary or (ii) hire, re-hire, agree to have as a contractor or otherwise employ such employees of the Company or its Subsidiary.
               (d) All intellectual property developed by employees of the Company after the Closing shall belong to the Company.
          Section 6.9 Confidentiality.
               (a) General Obligations. Each Party and the Company (the “Receiving Party”) undertakes to the other Parties and/or the Company (the “Disclosing Party”) that it shall, and shall procure that their respective Representatives shall, treat as confidential and not reveal to any third party Confidential Information, without the prior written consent of the Disclosing Party, or use any Confidential Information of any Disclosing Party in such manner other than for the benefit of, or for the provision of services to, such Disclosing Party.
               (b) Exceptions. The Parties and the Company acknowledge and agree that the confidentiality obligations set forth herein shall not extend to:
     (i) Confidential Information that (x) is publicly available or (y) becomes publicly available through no act or omission of the Receiving Party, or (z) becomes available on a non-confidential basis from a source (other than the Receiving Party) so long as such source is not known by such Receiving Party to be prohibited from disclosing such information to such Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Parties or any of their Representatives;
     (ii) Confidential Information that is required to be disclosed to any Governmental Entity or to the public in accordance with applicable Law; provided that in the event a Receiving Party (or its Affiliates or its or their respective Representatives) becomes legally compelled to disclose any information, knowledge or data that is subject to the confidentiality provisions of this Section 6.9, such compelled Receiving Party shall provide the Disclosing Parties with prompt written notice of such requirement so that the Disclosing Parties may seek, at their expense, a protective order, injunction or other remedy and, if such protective order, injunction or other remedy is not obtained, the compelled Receiving Party shall use its best efforts to disclose only that portion of the Confidential Information that is required by the applicable Law and to obtain assurances that confidential treatment will be afforded to such disclosed material; and
     (iii) Confidential Information that is disclosed to a Representative, so long as such Representative (i) is under a substantially similar obligation of confidentiality and (ii) such disclosure is on a need-to-know basis.

               (c) Other Information. The provisions of this Section 6.9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any Party or the Company with respect to the contemplated transactions under this Agreement.
               (d) Notices. All notices required under this Section 6.9 shall be made pursuant to Section 10.9 of this Agreement.
          Section 6.10 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the preparation and execution of this Agreement shall be paid by the Party incurring such expense. Without limiting the generality of the foregoing, each Party shall pay all legal, accounting and investment banking fees and other fees to consultants and advisors incurred by it relating to this Agreement and the transactions contemplated herein.
          Section 6.11 Further Assurance. At any time and from time to time after the Closing Date, each Party hereby agrees and covenants that it shall (i) use its reasonable best efforts to ensure the due performance and observance by the Company of its obligations under this Agreement; (ii) assist the Company in obtaining Governmental Authorizations and all other relevant approvals, certificates or registrations in various jurisdictions and communicating with Governmental Entities as necessary to explore business opportunities, conduct business transactions or engage in other activities in such jurisdictions (at the sole expense of the Company); (iii) cause its representatives on the Board to implement the Board resolutions and act in the Company’s best interests in accordance with this Agreement; and (iv) do all such further acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement.
          Section 6.12 Indemnification.
               (a) Indemnification. Each Party and/or the Company (the “Indemnifying Party”), agrees to indemnify, defend and hold harmless the other Parties and/or the Company, such other Parties’ and/or the Company’s Affiliates and their respective directors, officers, shareholders, partners, agents and employees and their successors and assigns (each, an “Indemnified Party”), from, against and in respect of any damages, claims, losses, charges, actions, suits, penalties and reasonable costs and expenses (including reasonable attorney’s fees), to the extent determined by the final judgment or award of a court of competent jurisdiction or arbitration tribunal or in connection with a settlement entered into in accordance with the terms and conditions of this Agreement (collectively, the “Losses”), imposed on, sustained, incurred or suffered by or asserted against any of the Indemnified Parties, relating to or arising out of:
     (i) any breach or inaccuracy of any representation or warranty made by the Indemnifying Party in this Agreement, other than those, if any, that have been waived in writing by the other Parties and/or the Company; or
     (ii) the breach of any covenant or agreement of the Indemnifying Party contained in this Agreement, other than those, if any, that have been waived in writing by the other Parties and/or the Company.
The Indemnifying Party shall not be liable to the Indemnified Parties for any Losses arising out of or resulting from any corrective or remedial action taken or permitted to be taken by the Indemnified Parties unless the Indemnifying Party shall have consented to such corrective or remedial action (such consent not to be unreasonably withheld). In determining whether a proposed corrective or remedial action is reasonable, the Parties and/or the Company shall take into account, among other relevant factors, (A) the requirements of Law, (B) what is reasonably advisable in order to avoid a material potential liability, (C) the industry standards and practices in respect of similar facts and circumstances and (D) the monetary costs and benefits of such action (as opposed to no action or alternative possible actions) to the Indemnified

Parties (without regard to the existence of any indemnification obligation of the Indemnifying Party under this Section 6.12).
For the avoidance of doubt, the obligation of an Indemnifying Party to indemnify an Indemnified Party hereunder shall not be duplicative of any obligation of such Indemnifying Party to indemnify such Indemnified Party under another Transaction Document.
               (b) Third-Party Claim Indemnification Procedures.
     (i) In the event that any written claim or demand for which the Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) calendar days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.
     (ii) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its own expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.
     (iii) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
     (iv) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses for purposes of Section 6.12(a).
     (v) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
               (c) No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, in no event shall the parties hereto have any liability as against any Indemnified Party for any indirect, incidental, consequential, special, exemplary or punitive damages whether based on breach of contract, tort (including negligence) or otherwise, or any loss of future revenue, income or profits or any diminution of value relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other parties in advance or could have been reasonably foreseen by such other parties; and any such damages in the foregoing shall not be included in the Losses hereunder.
               (d) Adjustments to Losses.
     (i) Insurance. In calculating the amount of any Losses, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted therefrom. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Section 6.12, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Losses related to any such claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
     (ii) Taxes. In calculating the amount of any Losses, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward but ignoring the effect of any shortfall in payment or provision for Tax payable) as a result of such Losses by the party claiming such Losses.
     (iii) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of any Losses that is the subject of indemnification hereunder after all or a portion of such Losses has been paid by an Indemnifying Party pursuant to this Section 6.12, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount received from the third party in respect thereof, less (ii) the full amount of Losses. For the avoidance of doubt, no Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one fact, matter, event or circumstance that gives rise to more than one claim.
               (e) Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Section 6.12, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes such Losses, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than ten (10) days following any final determination of such Losses and the Indemnifying Party’s liability therefor or a settlement entered into in accordance with the terms and conditions of this Agreement. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, or (ii) an arbitration panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto pursuant to Section 10.10.
               (f) Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses. In the event an Indemnified Party fails to so mitigate any indemnifiable Losses, the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided had the Indemnified Party made such efforts. Without limiting the foregoing, after any Indemnified Party acquires knowledge of any fact or circumstance that results in or would be reasonably expected to result in any indemnifiable Losses or Third-Party Claim hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and implement, and cause each other Indemnified Party to implement, such commercially reasonable actions as the Indemnified Party shall request in writing for the purposes of mitigating the possible Losses arising therefrom (such actions, “Mitigation Actions”). In determining whether a proposed Mitigation Action is reasonable, the parties will take into account, among other relevant factors, (i) the requirements of Law, (ii) what is reasonably advisable in order to avoid a material potential liability, (iii) the industry standards and practices in respect of similar facts and circumstances and (iv) the monetary costs and benefits of such action (as opposed to no action or alternative possible actions), without regard to the existence of any indemnification obligation of the parties under this Section 6.12.
Article VII
compliance with laws
          Section 7.1 Compliance with Applicable Law. The Company shall at all times be in compliance in all material respects with applicable Law, including applicable PRC Law. For the avoidance of doubt, the Company shall at all times comply with the applicable requirements of the FCPA and as well as applicable non-U.S. law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other non-U.S. anti-bribery conventions and anti-corruption and anti-bribery laws (collectively, the “Anti-bribery Laws”); the OFAC Regulations; all U.S. statutory and regulatory requirements and export and import control Laws and regulations related to the export or transfer of commodities, software and technology, including the Arms Export Control Act, as amended or any successor statute of similar import (22 U.S.C. § 2778), ITAR, the Export Administration Regulations, as amended or any successor regulations of similar import (15 C.F.R. § 730 et seq.) and associated executive orders (collectively the “Export Control Laws”); and anti-boycott laws, regulations and guidelines of the U.S., including Section 999 of the Internal Revenue Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as relating to anti-boycott matters (the “Anti-boycott Laws”).
          Section 7.2 Compliance Policies. Without limiting the foregoing, the Parties shall cause the JV Group to maintain and enforce an Export Controls and Sanctions Compliance Plan (“ECSCP”). The Company’s ECSCP as of the date hereof is set forth in Annex B, which the Company may amend from time to time. The ECSCP will include compliance policies and procedures designed to prevent, and not to engage in, any business relationships or transactions between the JV Group and (i) any Sanctioned Country, (ii) any Sanctions Target, or any entity or individual directly or indirectly owned or controlled by any Sanctions Target or (iii) any of the Parties or their Affiliates that would further activities of those Parties or Affiliates in a Sanctioned Country or with a Sanctions Target. In addition, the ECSCP will include compliance policies and procedures designed to ensure compliance with (i) the FCPA and the

Anti-bribery Laws and (ii) all Export Control Laws, especially with respect to the assets contributed to the JV Group by ION or BGP and any products, services or technologies that make use of such contributed assets. The Parties shall cause the Company to appoint an “Export Control Administrator,” who will be a U.S. citizen or U.S. permanent resident, to be responsible for the implementation of and monitoring compliance with the ECSCP.
          Section 7.3 Compliance Advisor. The Parties also agree that they shall cause the Board, consistent with their duties as directors, to appoint, as an advisor to the Board, an individual with extensive experience in compliance with U.S. economic sanctions, export and re-export control laws, the FCPA and Anti-boycott Laws. This advisor will assist the Board in overseeing the Company’s compliance with such Laws.
Article VIII
Transfer Restrictions
          Section 8.1 Transfer Restriction.
          Except as provided in Section 8.2, no Party may, at any time, directly or indirectly, by Change of Control or operation of Law, Transfer any of its Equity Interest (unless expressly superseded by express terms hereof) to any Person without the prior written consent of the other Parties and the approval of the Examination and Approval Authority and such Transfers shall be deemed void.
          Section 8.2 Permitted Transfers.
          Notwithstanding the provisions of Section 8.1 hereof, the following Transfers shall be permitted (it being agreed by the Parties that the prior written consent of the other Parties shall be deemed to have been obtained to effect the following Transfers), subject to the approval of the same by the Examination and Approval Authority and/or other applicable Government Entity:
               (a) BGP may Transfer all or any part of its Equity Interest in the Company as required under applicable Law, regulation or government policy where such Law, regulation or government policy mandates that BGP shall no longer be the holder of such Equity Interest, provided that such Permitted Transferee agrees to be bound by all terms applicable to the ownership of the Company including becoming a Party to this Agreement and all other applicable agreements, subject to applicable Law;
               (b) Each Party may Transfer its Equity Interest pursuant to a Change of Control provided (i) that it complies with the procedures for a Right of First Refusal to the other Parties as set forth in Section 8.4 as to its Equity Interest and (ii) that the Permitted Transferee is not a competitor of the Company or of the other Parties;
               (c) On or after the fifth (5th) anniversary of the Closing, following compliance with the procedures for a Right of First Refusal to the other Parties as set forth in Section 8.4, each Party may Transfer its Equity Interest to a Permitted Transferee other than a competitor of the Company or of the other Parties; provided that such Permitted Transferee agrees to abide by all terms applicable to the ownership of the Company including becoming a Party to this Agreement and all other applicable agreements; and
               (d) ION is permitted to pledge its Equity Interest to China Merchants Bank Co., Ltd., New York Branch (“CMB”), agent, as security for the repayment of obligations under the Credit Agreement dated as of March ___, 2010, among ION, ION International S.à.r.l., the guarantors party thereto, the lenders party thereto and CMB, or to any successor agent pursuant to any refinancing of such credit agreement.

          Section 8.3 Condition to the Permitted Transfer. Any Permitted Transferee shall have executed and delivered to the other Parties an instrument in form and substance reasonably satisfactory to the other Parties confirming that such Permitted Transferee agrees to become a Party to this Agreement and to assume and be liable for the obligations of the transferring Party and accept such a Transfer subject to all of the terms and conditions hereof and thereof.
          Section 8.4 Right of First Refusal.
               (a) In the event that an Offering Party makes a Transfer Election pursuant to Section 8.2(b) or Section 8.2(c) (it is agreed and acknowledged by the Parties that the Equity Interest transferred in any Transfer Election shall not be less than the total Equity Interest held by such Party as of the date of the Offer Notice), the Offering Party shall make an Offer to the Receiving Party or Receiving Parties to acquire the Offered Interest at the Offer Price (the “Right of First Refusal”). An Offer Notice shall be delivered to each Receiving Party.
               The Offer Notice shall specify (i) the Offered Interest, (ii) the Offer Price, (iii) the identity of the Proposed Transferee, and (iv) all other material terms and conditions of the Proposed Transfer. The Offer Notice shall constitute an irrevocable offer to sell all of the Offered Interest at a purchase price equal to the Offer Price, and on the same terms and conditions as set forth in the Offer Notice.
               In the event that any Receiving Party notifies the Offering Party within the ROFR Option Period that such Receiving Party wishes to accept the Offer, the Offering Party and such Receiving Party and any other Receiving Parties wishing to accept the Offer shall, for a period of one (1) month (the “Drafting Period”), negotiate in good faith and use all reasonable efforts to enter into a Receiving Party Agreement, provided, that the Receiving Party Agreement shall provide that such purchase shall be made for the Offer Price and in the event more than one Receiving Parties enter into the Receiving Party Agreement, such Receiving Parties shall purchase the Offered Interest pro rata based on their respective Percentage Interest unless otherwise agreed to among the Receiving Parties. The failure of a Receiving Party to respond within the ROFR Option Period shall be deemed to be a waiver of its rights under this Section 8.4 with respect to such Proposed Transfer only.
               (b) In the event that the Offering Party and any Receiving Party enter into the Receiving Party Agreement:
     (i) the Offering Party and the Receiving Party or Parties shall agree on a Target ROFR Completion Date, for the ROFR Completion, provided, that the interval between the date on which the Offering Party and such Receiving Party or Parties enter into the Receiving Party Agreement and the Target ROFR Completion Date be sufficient to allow the Offering Party and such Receiving Party or Parties to, and the Offering Party and such Receiving Party or Parties shall agree to, use all reasonable efforts to (x) satisfy the ROFR Completion Regulatory Requirements; and (y) fulfill as promptly as practicable the other conditions that might be applicable to the ROFR Completion and take such other actions (including promptly preparing and filing all necessary documentation and executing any necessary agreements, instruments and documents) required to consummate the ROFR Completion. Notwithstanding the foregoing, the Parties agree that no Receiving Party shall be required to sell or hold separate, or agree to sell or hold separate, any assets, businesses or interest in any assets or businesses or to agree to any changes or restrictions in either the operations of any such assets or businesses or the rights of such Receiving Party;
     (ii) in the event that any Receiving Party has not, after use of all reasonable efforts, satisfied all of the ROFR Completion Regulatory Requirements by the Target ROFR Completion Date, the Target ROFR Completion Date shall be extended by two (2) months to allow such Receiving Party additional time to satisfy the ROFR Completion Regulatory

Requirements (unless such requirements are incapable of being satisfied on reasonably satisfactory terms pursuant to clause (iv) below);
     (iii) on the ROFR Completion Date, the Receiving Party or Parties shall transmit the Offer Price, by wire transfer of immediately available funds, to the account as reasonably designated by the Offering Party; and
     (iv) if one or more ROFR Completion Regulatory Requirements are reasonably incapable of being satisfied on reasonably satisfactory terms despite compliance by the Receiving Party or Parties with the terms of clause (i) of this Section 8.4(b), the Receiving Party or Parties shall inform the Offering Party of the details and shall not be required to effect the ROFR Completion, and the Offering Party shall retain its Equity Interest on the same terms as such Equity Interest were held at the time it made such Offer. For the avoidance of doubt, if the ROFR Completion is not effected pursuant to this clause (iv) of Section 8.4(b), the Receiving Party or Parties shall not be required to make any payment to the Offering Party.
               (c) In the event that (w) all Receiving Parties notify the Offering Party that such Receiving Party or Parties do not wish to accept the Offer or (x) all Receiving Parties fail to notify the Offering Party prior to the expiration of the Offer Period that the Receiving Party or Parties wish to accept the Offer or (y) the Offering Party and the Receiving Party or Parties fail to enter into a Receiving Party Agreement due to any Receiving Party’s breach of this Agreement or (z) the Offering Party and the Receiving Party or Parties fail to consummate the ROFR Completion due to any Receiving Party’s breach of this Agreement or the Receiving Party Agreement (each of the foregoing, a “Decision Not To Proceed”), the Offering Party may enter into a Third-Party Acquisition Agreement to Transfer the Offered Interest to a Third-Party Buyer, provided, that:
     (i) the Third-Party Acquisition Agreement shall be executed and consummated by no later than six (6) months after date of the Decision Not To Proceed; and
     (ii) the Third-Party Acquisition Agreement shall provide that the Third-Party Buyer will purchase the Offered Interest for an up-front amount in cash equal to no less than the Offer Price, and on terms and conditions not less favorable to the Offering Party than those set forth in the Offer Notice.
          Section 8.5 Deadlock Resolution and Put Right of ION.
               (a) In the event of any dispute between the Parties related to the Company (including a disagreement related to the operation or governance of the Company as contemplated hereunder or a breach by a Party or the Company of its obligations) or the consistent and repeated failure (on at least two separate occasions) by the Board or Parties to resolve any matter (or obtaining quorum on such matter), in addition to any other remedies required by applicable Law:
     (i) The chief executive officers of BGP and ION shall discuss the dispute in good faith on a regular basis for a period of thirty (30) days (or a lesser period if both Parties agree that a resolution is not forthcoming) following the occurrence of the dispute, in an effort to resolve the dispute;
     (ii) If no agreement is reached by the end of the discussion period described above, then the dispute will be referred to non-binding mediation for a period of not greater than sixty (60) days after the conclusion of the discussion period described above (provided that if the nature of the dispute is not conducive to resolution by mediation, the Parties may mutually agree to forego the mediation process); and

     (iii) If no resolution is reached at the conclusion of the mediation process described above, then each Party may refer the dispute to arbitration as provided in Section 10.10.
               (b) Notwithstanding anything contrary in this Agreement, at any time after the fifth (5th) anniversary of the Closing and prior to the eighth (8th) anniversary of the Closing, following the occurrence of (i) any failure to resolve as to any Fundamental Matter or Reserved Matter, (ii) a dispute over a material breach of the terms of this Agreement or (iii) a fundamental disagreement by the ION Directors or ION with respect to any significant management or operational matter concerning the Company that has been raised and discussed at least once at a meeting of the Board and has not been resolved; provided that, in each case, such dispute has undergone the procedures set forth in Section 8.5(a) above but prior to arbitration (a “Deadlock”), ION shall have the right to elect to require BGP to purchase all of its Equity Interest for the then fair market value of such Equity Interest as of the date of the Deadlock Notice (such a sale, the “Deadlock Sale”). The Deadlock Sale right and fair market value of such Equity Interest shall be as follows:
               (c) If ION elects to exercise its Deadlock Sale right as described above, it shall deliver a Deadlock Notice to BGP and the Company within twenty (20) Business Days following the occurrence of a Deadlock.
               (d) For a period of ten (10) Business Days following delivery of the Deadlock Notice, ION and BGP shall attempt in good faith to reach agreement on the fair market value of ION’s Equity Interest. If the Parties fail to agree on such value within the designated time period, ION and BGP shall, within ten (10) Business Days afterwards, agree upon two internationally recognized investment banking firms with expertise in valuing companies engaged in businesses similar or related to the Business. The Parties shall jointly be responsible for the fees and expenses of the selected investment banks.
               (e) Within twenty (20) Business Days of the selection of the investment banks pursuant to Section 8.5(d) above, each such investment bank shall independently determine, by using commonly accepted valuation techniques, the enterprise value of the entire Company on a 100% (one hundred percent) basis. The Company shall provide the investment banks with prompt access to such information of the Company as the investment banks may reasonably request to enable them to prepare their appraisal. On the thirtieth (30th) Business Day (or earlier or later if reasonably requested by such investment banks) following the selection of the two investment banks, each investment bank shall deliver its valuation report of the Company to the Parties and the enterprise value of the Company shall be equal to the average (mean) of the valuations determined by the two investment banks. The Parties shall then derive the fair market value of ION’s Equity Interest by subtracting the Company’s net debt from the Company’s enterprise value and multiplying the resulting value by ION’s Percentage Interest.
               (f) The Parties shall use their best efforts to obtain all Governmental Authorizations and other approvals and make all notifications necessary to complete the Deadlock Sale. In the event BGP fails to obtain necessary PRC approvals to complete the Deadlock Sale, it shall use its best efforts to designate a third party to purchase all of ION’s Equity Interest and such third party shall agree to be bound by and assume BGP’s obligations hereunder with respect to such Deadlock Sale. The Deadlock Sale shall be completed within twenty (20) Business Days after determination of the fair market value for ION’s Equity Interest as described above (whether by investment banks or by agreement of the Parties) or, if all necessary approvals are not obtained or if BGP has insufficient funds to acquire such Equity Interest in the Company in a Deadlock Sale by such date, within ten (10) Business Days after the receipt of all such approvals or expiration of an additional ninety (90) day grace period during which BGP may raise additional funding. Upon completion of the Deadlock Sale, all of ION’s Equity Interest shall be transferred to BGP, free and clear of all encumbrances, and BGP shall pay the purchase price to ION in US$ by wire transfer of immediately available funds.
               (g) During the process of the Deadlock Sale, the Parties and the Company shall use their best efforts to continue to operate the Company in the Ordinary Course of Business of the Company.
          Section 8.6 Sale upon Material Breach.
          Upon a material breach by any Party of the terms of this Agreement that materially impedes in the conduct of the Business by the Company which is not cured within a period of two (2) months following written notice of such breach to such Party (a “Triggering Event”), the other Parties shall at their sole discretion have the right to buy all of the Equity Interest in the Company held by the Party undergoing the Triggering Event and those held by Affiliates of such Party for 80% (eighty percent) of the then fair market value of such Equity Interest determined in accordance with applicable procedures for a Deadlock Sale, as set forth in Section 8.5. In the event that more than one of the other Parties exercise their right according to this Section 8.6, such other Parties shall purchase the Equity Interest held by the Party undergoing the Triggering Event and those held by Affiliates of such Party pro rata based on such other Parties’ respective Percentage Interest unless otherwise agreed to among such other Parties.
Article IX
Term; termination, Dissolution and liquidation
          Section 9.1 Term and Extension. This Agreement shall become effective upon the Closing and shall continue in effect until the earlier of the following: (a) the thirtieth (30th) anniversary of the Closing; provided that the term of this Agreement shall automatically extend for additional five (5) year terms, subject to the approval of the Examination and Approval Authority, unless one Party notifies the other Parties in writing of its intent not to renew at least 180 (one hundred and eighty) days prior to the expiration of such term, and (b) the occurrence of a Termination Event as set forth in Section 9.2(b) below (collectively, the “Term”).
          Section 9.2 Withdrawals, Termination and Dissolution.
               (a) No Party shall withdraw from the Company or take any action to dissolve, terminate or liquidate the Company or to require apportionment or appraisal of the Company or any of its assets except as expressly permitted by the terms of this Agreement and each Party shall waive any rights to take such actions under applicable Law.
               (b) The Company may be dissolved and this Agreement shall terminate if one of the following events (each, a “Termination Event”) shall have occurred and the relevant approval of the Examination and Approval Authority shall have been obtained:
     (i) the unanimous written agreement of all the Parties to dissolve the Company or terminate this Agreement;
     (ii) the sale of all or substantially all of the assets of the Company;
     (iii) at the election of any other Party, in the case of a Bankruptcy Event of a Party; and
     (iv) such other events pursuant to applicable Law.
               (c) Consequences of Termination. If this Agreement is terminated pursuant to Section 9.2(b), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section

9.2(c), Section 6.9 (Confidentiality), Section 6.12 (Indemnification), Section 10.10 (Dispute Resolution), Section 10.12 (Governing Law) and Section 10.14 (Survival). Nothing in this Section 9.2(c) shall be deemed to release any Party from any liability for any breach of this Agreement prior to such termination.
               Upon dissolution of the Company, all the business and affairs of the Company will be promptly liquidated and wound up and the remaining assets of the Company shall be distributed to the Equityholders of the Company in accordance with their respective Percentage Interest.
          Section 9.3 Liquidation Procedures.
               (a) Dissolution of the Company. Upon the adoption by the Board of Directors of a resolution to dissolve the Company and approval of the same by the Examination and Approval Authority, the Board of Directors shall immediately take steps to dissolve the Company and liquidate its assets in accordance with applicable PRC Law, the provisions of this Agreement and the Articles of Association.
               (b) Liquidation Committee. When the dissolution of the Company occurs, the Board of Directors shall formulate liquidation procedures and principles, and establish a Liquidation Committee within fifteen (15) days as of the occurrence of the Termination Event. The Liquidation Committee shall provide written notice of the liquidation to creditors of the Company within ten (10) days as of its establishment and publish a public announcement within sixty (60) days as of its establishment. The Liquidation Committee shall be composed of three (3) members, with two (2) member appointed by BGP and one (1) member appointed by ION. All decisions of the Liquidation Committee shall be adopted by unanimous vote.
               (c) Responsibilities of the Liquidation Committee. The responsibilities of the Liquidation Committee shall be to conduct a thorough survey of the property, claims and debts of the Company, draw up a balance sheet and inventory of the Company’s properties and assets, propose a basis for the valuation of the Company and formulate a liquidation plan, all of which shall be implemented after it having been submitted to and adopted by the Board of Directors and, if required by the applicable PRC Law, shall also be submitted to relevant Governmental Entity. During the period of liquidation, the Liquidation Committee shall represent the Company in any legal proceeding.
               (d) Expenses. The expenses of liquidation and the remuneration of the members of the Liquidation Committee shall be paid, with priority, from the existing assets of the Company.
               (e) Distribution of Proceeds. After repayment of all debts of the Company in accordance with applicable PRC Law, the Company’s remaining assets (or the sales proceeds therefrom) shall be distributed to the Parties in proportion to their Percentage Interest in the Company pursuant to Section 2.7.
               (f) Completion. After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon at or during a Board meeting for approval and submission to relevant Governmental Entity. The Liquidation Committee shall then carry out the procedures for turning in the Company’s business license and canceling its registration, and at the same time, make a public announcement of such actions.
Article X
Miscellaneous

          Section 10.1 Amendments and Modifications. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of amendment, by each Party and the Company, or, in the case of a waiver, by the Party or the Company against whom the waiver is to be effective. Any amendment or waiver in accordance with this Section 10.1 shall be binding on the Parties and the Company hereto, including all of their successors and Permitted Transferees, even if they do not execute any consent with respect to such amendment or waiver. Any such amendments or modifications shall become effective upon the approval of the same by the Examination and Approval Authority.
          Section 10.2 No Waiver; Cumulative Rights. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party or the Company waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party or the Company of any breach by any other Party or the Company of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof. Each and all of the various rights, powers and remedies of a Party or the Company hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party or the Company may have at law or in equity in the event of the breach of any of the terms of this Agreement.
          Section 10.3 Assignments and Transfers. Unless expressly permitted by Article VIII of this Agreement, no Party or the Company may, whether by contract, operation of law or otherwise, assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other Parties or the Company hereto, and any purported assignment without such consent shall be void and without effect.
          Section 10.4 Parties in Interest; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and the Company hereto and their respective successors and Permitted Transferees. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or the Company hereto, the Indemnified Parties, or their respective successors or Permitted Transferees, any rights or remedies under or by reason of this Agreement.
          Section 10.5 Entire Agreement. This Agreement, and any other applicable Transaction Documents referenced herein, together with all schedules and annexes attached hereto and thereto, shall constitute the entire agreement between the Parties and the Company hereto with respect to the subject matter hereof and supersede all previous covenants, agreements, undertakings, promises, obligations, representations, warranties, arrangements, communications, negotiations and understandings, oral or written, of any nature among the Parties and the Company relating to such subject matter, including Article (D)(5) through Article (D)(32) of the Transaction Term Sheet. This Section 10.5 shall not operate to limit a Party’s or the Company’s liability for any misrepresentation fraudulently made by it.
          Section 10.6 Counterparts. This Agreement (or any agreement that amends, modifies or supplements this Agreement) may be executed in any number of counterparts and by the Parties and the Company in separate counterparts, including counterparts transmitted by telecopier or facsimile or email, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          Section 10.7 Language. This Agreement shall be in Chinese and English. The Chinese version and the English version shall be given equal weight in the interpretation of this Agreement and shall have equal validity and legal effect.
          Section 10.8 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 10.9 Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing in both English and Chinese and shall be deemed to have been fully given on the date delivered by hand or by a generally recognized international courier service (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided, that the confirmation of such facsimile transmission is delivered by hand or by a generally recognized courier service to the addressee of the facsimile within five (5) days of the delivery of the facsimile), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the Parties and the Company at the following addresses as shown below (or at such other address as such Party and the Company may designate by fifteen (15) days’ advance written notice to the other Parties or the Company to this Agreement given in accordance with this Section 10.9):

(a) if to the Company:	INOVA Geophysical Equipment Limited
Address: Room 612, Sixth Floor, E5-C1 Building,
Finance Street, No.20 Guangchang East Road,
TEDA, Tianjin
Attention: Mr. Zhu Qiang
Telephone: 86 312 3821463
Facsimile: 86 10 81201392

(b) if to BGP:	BGP Inc., China National Petroleum Corporation
Address: No. 189, West Fanyang Street,
Zhuo Zhou 072751, Hebei
People’s Republic of China
Attention: Mr. Zhu Qiang
Telephone: 86 312 3821463
Facsimile: 86 10 81201392

(c) if to ION:	ION Geophysical Corporation
Address: 2105 CityWest Blvd. Suite 400
Houston, Texas 77042-2839
United States of America
Attention: David L. Roland
Telephone: 1 281 5523308
Facsimile: 1 281 8793600
          Section 10.10 Dispute Resolution.
               (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination, or invalidity hereof, such dispute, controversy or claim shall be finally settled by the HKIAC pursuant to UNCITRAL Rules with BGP, on the one hand, being entitled to designate one arbitrator, and with ION, on the other hand, being entitled to designate one arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators or, failing such agreement, within ten (10) calendar days of initial consultation between the two arbitrators, by the HKIAC pursuant to its arbitration rules.
               (b) If any Party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any person whose interests are neutral to the Parties as the second of the three arbitrators.
               (c) The arbitration shall be conducted in both Chinese and English.
               (d) Each Party agrees that service of process, arbitration pleadings, and other written communications to such party at the address so provided in Section 10.9 hereof shall be deemed in every respect effective service of process or notification upon such party in any such arbitration or related proceeding.
          Section 10.11 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
          Section 10.12 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the PRC, without giving effect to the conflict of laws principles thereof.
          Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          Section 10.14 Survival. The agreements contained in Section 6.9 (Confidentiality), Section 6.12 (Indemnification), Section 10.10 (Dispute Resolution), Section 10.12 (Governing Law) and this Section 10.14 shall continue to survive after the expiration or termination of this Agreement and the dissolution of the Company.
          Section 10.15 Force Majeure.
               (a) The failure or delay by any Party or the Company hereto to perform any obligation under this Agreement solely by reason of Force Majeure shall not be deemed to be a breach of this Agreement; provided, however, that the Party or the Company so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure and mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement.
               (b) Except where the nature of the event shall prevent it from doing so, the Party or the Company suffering such Force Majeure shall notify the other Parties or the Company in writing within fourteen (14) days after the occurrence of such Force Majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.
          Section 10.16 The Company’s Obligations. The Parties shall cause the Company to comply with all applicable provisions in this Agreement.
[The remainder of this page has been left intentionally blank]

          IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the date first above written.

BGP INC., CHINA NATIONAL PETROLEUM CORPORATION
By:	\s\ Wang Tiejun
	Name:	Wang Tiejun
	Title:	President & Executive Director

ION GEOPHYSICAL CORPORATION
By:	\s\ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	Chief Executive Officer